Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (on Form S-3 to be filed on or about November 16, 2007) and related Prospectus of Cygne Designs, Inc. for the registration of 26,209,793 shares of its common stock and to the incorporation by reference therein of our report dated April 25, 2007, with respect to the consolidated financial statements and Schedule of Cygne Designs, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

November 16, 2007